EXHIBITS


99.1 Press Release of DONOBi, Inc., announcing the election of Clarke Whitney and the resignation of Terry L. Stein, dated October 15, 2004.

DONOBI,  INC.  ANNOUNCES  BOARD  CHANGES

Bremerton, Washington-October 15, 2004-DONOBi, Inc. (OTCBB: DNOB), an Internet connectivity provider specializing in integrated voice, data, and video services to businesses, multi-family properties, and consumers in rural markets, today announced the appointment of Clarke Whitney, CPA to the company's Board of Directors.

Mr. Whitney is the President of Clarke Whitney, CPA, P.S., and is a Certified Public Accountant with financial accounting experience compiling, reviewing and auditing financial statements and accompanying supporting schedules for the past 30 years. Following the appointment, Terry Stein resigned his position as Director with the company. Mr. Whitney's appointment and Mr. Stein's subsequent resignation marks the next stage of DONOBi's effort to diversify its Board of Directors.

"We are very excited about the addition of Clarke Whitney to our Board of Directors," said Bill Wright, DONOBi President and CEO. "Mr. Whitney's vast knowledge and experience in accounting will bring strong leadership to the company and specifically will be helpful to our Audit Committee. The company continues to review potential matches for its Board of Directors and will continue to expand and diversify positions as those relationships are identified."

Regarding Mr. Stein's resignation, Mr. Wright stated that Terry Stein has been a big asset to the company since its infancy. "While he will be missed on the Board, we are pleased to announce that he will continue working with the company in a strong advisory role, helping to guide us through our next phase of development."

DONOBi has successfully executed its primary business objectives since its inception in 2000 by acquiring multiple rural Internet service providers (ISPs). The company's customer growth and gross revenues have continued to increase year to year through both organic business development and planned acquisitions. DONOBi completed a strategic merger with a public company on February 19, 2004 and changed its ticker symbol to DNOB in July 2004.

ABOUT  DONOBI,  INC.

Headquartered in the Seattle, Washington market, DONOBi, Inc. is an Internet Solutions Company providing voice, data, and video services via broadband fiber optics, DSL, dialup, and broadband wireless Internet connectivity to under-served markets. The Company also provides electronic commerce to business customers wanting web database development and business application solutions. DONOBi is publicly traded on the NASDAQ Over The Counter Bulletin Board (OTCBB). For more information, please contact the company at 3256 Chico Way NW, Bremerton, WA 98312; telephone, 360-782-4477; fax, 360-782-0707; email:
ir@donobi.com;  or  visit  the  company's  web  site  http://www.donobi.com.
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CAUTIONARY  NOTE  REGARDING  FORWARD-LOOKING  STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this news release may contain or constitute forward-looking statements. These forward-looking statements are based on current expectations and are subject to risk and uncertainties. In connection with the "safe harbor" provisions of the Private Securities Litigation Act of 1995, DONOBi provides the following cautionary statement identifying important factors which, among others, could cause the actual results or events to differ materially from those set forth or implied by the forward-looking statements and related assumptions.